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                                                                    Exhibit 21.1

                                   CORE, INC.

                         SUBSIDIARIES OF THE REGISTRANT



The following corporations are wholly-owned subsidiaries of CORE, INC.:

      AmHealth Clinics Corp. (a Delaware corporation) (inactive)

      Core Management, Inc. (a Delaware corporation)

      Cost Review Services, Inc. (a Texas corporation)

      CORE Securities Corp., formerly known as "Peer Review Securities Corp." (a Massachusetts corporation)

The following corporations are wholly-owned subsidiaries of Core Management, Inc. (a Delaware corporation)

      Integrated Behavioral Health (a California corporation)

      Core Management, Inc. (a California corporation)